Exhibit 99.1

Ampio Provides Update on AP-013 Phase III Clinical Trial and Annual Meeting Conference Call Number

ENGLEWOOD, Colo., December 4,  2019, /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE American: AMPE) a  development stage biopharmaceutical company, executing a Special Protocol Assessment (SPA) Phase III clinical trial titled  “Evaluating the Efficacy and Safety of AmpionTM to treat Adults with Pain Due to Severe Osteoarthritis of the Knee”,  today announced updates regarding the continued progress of its Phase III AP-013 clinical trial and its manufacturing facility.

Clinical Trial Update:

Ampio’s COO, Holli Cherevka, summarized:

•     “As of December 3, 2019, of the 1,034 patients to be enrolled in AP-013, more than 700 have been injected and an additional 50 patients have been approved for injection in the near term. As more than  350 patients have now reached the study’s 12-week primary endpoint, the clinical trial is more than 33% complete. Exclusions from the more than 1,050 consented patients continues to average 29% in order to ensure enrollment of only patients with severe osteoarthritis of the knee who do not have other pain or medical conditions that could interfere with their assessment of the pain and function in the injected knee.”

•     “On October 22, 2019, the independent Safety Monitoring Committee completed a confidential review of the results from the first 300 randomized subjects.  As a result of the review, the current safety profiles of Ampion and the placebo injections are similar, and to date, study investigators have identified no remarkable safety findings. These results are consistent with the safety profile observed in over 2,000 patients in the Ampion clinical development.”

Manufacturing Facility Update:

•      Ampio has built a compact, highly efficient and cost-effective, GMP manufacturing facility at our corporate headquarters to enable the Company to have direct oversite and control over the ongoing manufacturing and commercial launch of Ampion shortly after FDA approval of Ampion.  This facility utilizes sterile, single-use processing disposables in an automated, proprietary process that creates a market advantage with flexible pricing, strong operating margins and capacity to meet global demand.

•      All CMC validation lots for BLA submission have been completed and documented.

•      Approximately 200,000 Ampion vials have been filled without contamination.

•      The “ball room” platform technology used in the facility is flexible and supports the possible expansion of indications by providing filling of IV bags and syringes as well as vials.

•      Based on observed production rates, the Company believes that three-shift annual capacity of this facility would be ~ 8,000,000 vials at very low direct product cost and strong operating margins.

•      The Company engaged RMC Pharma (  http://www.rmcpharma.com/ ) an independent third-party regulatory consulting firm to conduct a comprehensive audit over multiple days while the Company was conducting CMC manufacturing runs. The audit results reflected no serious negative findings and RMC concluded the facility is ready for FDA audit.

Ampio Annual Meeting & Broadcast:

On Saturday, December14, 2019 at 9:00 AM MT Ampio will be holding their annual meeting, which will be accessible to all investors calling in at:

U.S./Canada toll-free number: 877-901-1999

U.S. Local number: +1 267-930-4000

Participant Passcode: 853-458-357

Additional updates, if any, regarding the AP-013 Phase III Clinical trial may be discussed at this meeting

An audio replay of this Annual Meeting will be posted on Ampio’s website within 24 hours. Link at https://ampiopharma.com/investors/presentations-media/

About Special Protocol Assessment (SPA)

A  SPA is a process in which sponsors may ask to meet with the FDA to reach an agreement on the design and size of certain clinical trials to determine if they adequately address scientific and regulatory requirements for a study that could support marketing approval. Our SPA agreement for the above referenced study indicates concurrence by the FDA with the adequacy and acceptability of specific critical elements of overall protocol design for the study, which we intend to support a future Biologic License Application (BLA).

About Osteoarthritis

Osteoarthritis (OA) is an incurable and progressive disorder of the joints involving degradation of the intra-articular cartilage, joint lining, ligaments, and bone. Certain risk factors in conjunction with natural wear and tear lead to the breakdown of cartilage. OA is caused by inflammation of the soft tissue and bony structures of the joint, which worsens over time and leads to progressive thinning of articular cartilage. Other symptoms include narrowing of the joint space, synovial membrane thickening, osteophyte formation and increased density of subchondral bone.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of Ampion, our product candidate, to treat prevalent inflammatory conditions for which there are limited treatment options. Ampio’s lead drug, AmpionTM,  is backed by an extensive patent portfolio with intellectual property protection extending through 2032 and will be eligible for 12-year FDA market exclusivity upon approval as a novel biologic under the biologics price competition and innovation act (BPCIA).

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to Ampion™ and its classification, as well as those associated with regulatory approvals and other FDA decisions, the Biological License Application (BLA), the ability of Ampio to enter  into partnering arrangements,  clinical trials and decisions and changes in business conditions and similar events, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact
Daniel G. Stokely, CFO
Phone: (720) 437-6500
info@ampiopharma.com